UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 13, 2006

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 615-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2006, the Company issued a press release announcing the appointment of Timothy A. Dunn, age 44, as its Vice President and General Manager of the Company’s Handset Business Unit, effective July 13, 2006. Mr. Dunn joins TriQuint from Intel Corporation (“Intel”) where he most recently served as Vice President and General Manager of Intel’s Platform Components Group. Prior to joining Intel in 1988, Mr. Dunn held positions with Hewlett-Packard and Cirrus Logic. Mr. Dunn holds an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College and a B.A. from Oregon State University.

Pursuant to the employment agreement, Mr. Dunn’s annual base compensation is $250,000. He will also be paid a guaranteed signing bonus of $50,000 on June 15, 2007, subject to continued employment, which must be repaid in full if Mr. Dunn terminates employment without good reason within two years of his start date. In addition, subject to the approval of the Company’s Board of Directors, Mr. Dunn will be granted an option to purchase 250,000 shares of the Company’s common stock, which will be priced in accordance with the fair market value of the Company’s common stock on the grant date, scheduled to be on Mr. Dunn’s start date. The option will have a ten year term and will vest at a rate of 25% per year over a four year period, subject to Mr. Dunn’s continued employment with the Company. Mr. Dunn will also be eligible to receive an annual bonus of up to 22.5% of his base compensation in accordance with a Company’s Key Employee Incentive Plan. Mr. Dunn’s participation in the plan for 2006 will be prorated and he will receive a minimum of $50,000 for 2007.

In the event that Mr. Dunn’s employment is terminated without cause or due to death or disability or Mr. Dunn resigns for good reason, Mr. Dunn will be entitled to receive, within 30 days of the date of termination, a lump sum payment equal to 12 months’ base compensation, less appropriate deductions. Additionally, Mr. Dunn will receive health and life insurance benefits with the same coverage provided prior to termination of employment for a 12 month period immediately following termination.

In the event that Mr. Dunn’s employment is terminated without cause or Mr. Dunn resigns for good reason at any time from the date the Company’s Board of Directors approves a transaction which, if consummated, would result in a change in control of the Company and continuing for 12 months following the effective date of such change in control, the subsequent 12 months’ worth of unvested stock options held by Mr. Dunn will automatically become vested.

A copy of the press release announcing Mr. Dunn’s appointment and a copy of his employment agreement are furnished as Exhibits 99.1 and 10.52 to this Form 8-K. A copy of Mr. Dunn’s employment agreement is furnished as Exhibit 10.52 to this Form 8-K and is incorporated by reference.

Item 8.01	Other Events

The Company is also including in this Current Report on Form 8-K a correction to compensation information for Todd A. DeBonis, the Company’s Vice President of Sales, previously disclosed on its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2006 (the “June Form 8-K”) and in the Company’s Definitive Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders (“2006 Proxy Statement”) filed with the Securities and Exchange Commission on April 12, 2006. The June Form 8-K reported a correction to Mr. DeBonis’s compensation information in the 2006 Proxy Statement but inadvertently omitted compensation made to Mr. DeBonis in the amount of $195,525 for moving and relocation expenses paid by the Company in 2004, consistent with the Company’s corporate policies and the terms of Mr. DeBonis’s offer letter. Thus, the annual compensation information reported for 2005 in the Summary Compensation Table under Executive Compensation (see page 22 of the 2006 Proxy Statement) for Mr. DeBonis did not include $146,904 of sales incentive bonuses and commissions paid to Mr. DeBonis in 2005 and relocation expenses paid by the Company of $195,525 in 2004. In the 2006 Proxy Statement, the Company disclosed that Mr. DeBonis received salary payments of $221,390 and $492 in bonus compensation, representing payments under TriQuint profit sharing programs for 2005 and other compensation of $500 representing matching contributions to the Company’s 401(k) plan in 2004 . Information correcting the inadvertant omissions is set forth below.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation Award	All Other Compensation ($)
		Salary ($)	Bonus ($)		Securities Underlying Options (#)
Todd A. DeBonis (1) Vice President, Sales	2005 2004 2003	$221,390 147,106 —	$147,396 185 —	(2)	70,000 280,000 —	$1,500 196,025 —	(3)

(1)	Mr. DeBonis was not an employee of the Company in 2003.

(2)	Includes payments of $492 under TriQuint profit sharing programs and $146,904 in sales incentive bonuses and commissions.

(3)	Includes $195,525 of relocation expenses paid by the Company and $500 of matching contributions to the TriQuint 401(k) plan.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.52	Letter Agreement dated June 9, 2006 between TriQuint Semiconductor, Inc. and Timothy A. Dunn

99.1	Press Release of TriQuint Semiconductor, Inc. dated July 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEPHANIE J. WELTY
Stephanie J. Welty Vice President of Finance and Administration, Secretary and Chief Financial Officer

Date: July 13, 2006

Index to Exhibits

Exhibit No.	Description

10.52	Letter Agreement dated June 9, 2006 between TriQuint Semiconductor, Inc. and Timothy A. Dunn

99.1	Press Release of TriQuint Semiconductor, Inc. dated July 13, 2006